Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NuStar GP Holdings, LLC:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included (incorporated by reference) herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Antonio, Texas

March 13, 2018